TRIMBLE NAVIGATION LIMITED
AMENDED AND RESTATED 2002 STOCK PLAN
GLOBAL PERFORMANCE STOCK UNIT
AWARD AGREEMENT
(Total Shareholder Return)
Unless otherwise defined herein, the capitalized terms used in this Performance Stock Unit Award Agreement shall have the same defined meanings as set forth in the Trimble Navigation Limited Amended and Restated 2002 Stock Plan (the “Plan”).
Name:
Address:
You have been awarded the right to receive Common Stock of the Company or a cash equivalent, subject to the terms and conditions of the Plan and this Global Performance Stock Unit Award Agreement, including any special terms and conditions for your country in the appendix attached hereto (the “Appendix”, together with this Global Performance Stock Unit Award Agreement, the “Award Agreement”), as follows:
Target Number of Performance Stock Units Awarded
The Performance Stock Units granted under this Award Agreement to Covered Employees are intended to constitute Qualified Performance-Based Compensation.
Vesting Schedule
Subject to the terms of the Plan and this Award Agreement, the Performance Stock Units granted under this Award Agreement vest (i) to the extent the Performance Goals (as set forth in Schedule A) applicable to the applicable Performance Period (as specified in Schedule A) are attained, as determined accordance with the paragraph below and (ii) as long as you continue to be a Service Provider, as further described in paragraph 11 of the “Nature of Award” section below, from the date of grant of the Performance Stock Units through the last date of the Performance Period.
As soon as reasonably practicable after the completion of each Scoring Window (as set forth in Schedule A) in the Performance Period, the Administrator shall determine the actual level of attainment of the Performance Goals; provided, however, that in the case of Performance Stock Units intended to constitute Qualified Performance-Based Compensation, the determination of the level of attainment of the Performance Goals shall be certified in writing in accordance with the requirements of Code Section 162(m) by the Administrator, which shall be comprised of “outside directors” within the meaning of Code Section 162(m). On the basis of the determination or certified level of attainment of the Performance Goals, the number of Performance Stock Units that are eligible to vest shall be calculated. In the case of Performance Stock Units that are intended to constitute Qualified Performance-Based Compensation, the Administrator may not increase the number of Performance Stock Units that may be eligible to vest to a number that is greater than the number of Performance Stock Units determined in accordance with the foregoing sentence. For Performance Stock Units that are intended to constitute Qualified Performance-Based Compensation, the Performance Goal may not be adjusted except as specified in the attached Schedule A in accordance with the requirements of Code Section 162(m). For Performance Stock Units that are not intended to constitute Qualified Performance-Based Compensation, the Administrator may make such adjustment to the Performance Goal as the Administrator in its sole discretion deems appropriate.
Anything in the foregoing to the contrary notwithstanding:
(1)In the event that you cease to be a Service Provider as a result of your death prior to the last day of a Performance Period, you shall vest, with respect to each Scoring Window, in a number of Performance Stock Units equal to the product of the number of Performance Stock Units that become eligible to vest with respect to the applicable Scoring Window based on the attainment level of the Performance Goals calculated as of the end of the corresponding Scoring Window, multiplied by the Pro Rata Factor, rounded up to the nearest whole number of Performance Stock Units. “Pro Rata Factor” means a fraction, the numerator of which is the number of days that you have completed as a Service Provider during the period commencing on the date of grant of the Performance Stock Units and ending on the date that is the earliest of your death, your Retirement (as defined below) or the Shortened Performance Attainment Date (as defined below), and the denominator of which is the number of total days contained in the period commencing on the date of grant of the Performance Stock Units and ending on the last day of the corresponding Scoring Window.
(2)In the event that you cease to be a Service Provider as a result of your qualified Retirement after completing at least one (1) year of service following the date of grant, you shall vest, with respect to each Scoring Window, in a number of Performance Stock Units equal to the product of the number of Performance Stock Units that become eligible to vest with respect to the applicable Scoring Window based on the attainment level of the Performance Goals calculated as of the end of the corresponding Scoring Window, multiplied by the Pro Rata Factor. For purposes of this Award Agreement, you will have a qualified “Retirement” only if: (i) you have completed at least ten (10) years as a Service Provider and you have reached the age of sixty (60) on the date you cease to be a Service Provider (as determined based on paragraph 11 of the “Nature of Award” section below), (ii) you provide at least six (6) months advance written notice of your Retirement to the Administrator, and (iii) the Administrator (or its delegate) certifies that you qualify for the Retirement vesting provisions of this Award Agreement. For purposes of the foregoing, you will be credited with one (1) year of service after completion of each full twelve (12)-month period as a Service Provider, as determined by the Company.
(3)In the event of a Change in Control, (a) if the last day of a Scoring Window precedes the Change of Control, the Performance Stock Units subject to the any such Scoring Window that became eligible to vest based on the attainment of the Performance Goals shall vest as of the date that the attainment level has been determined in accordance with the procedures described under the “Vesting Schedule” section and (b) if the last day of a Scoring Window postdates the Change of Control, (i) each such Scoring Window shall be shortened to end on a date preceding the consummation of the Change in Control to be selected by the Administrator (the “Shortened Performance Attainment Date”), (ii) with respect to each such Scoring Window, a number of Performance Stock Units shall vest immediately prior to the Change in Control equal to the product of the number of Performance Stock Units that become eligible to vest with respect to the applicable Scoring Window based on the attainment level of the Performance Goals calculated as of the Shortened Performance Attainment Date, multiplied by the Pro Rata Factor (the “Pro Rata Portion”), rounded up to the nearest whole number of Performance Stock Units, and (iii) a number of Performance Stock Units equal to the difference between the number of Performance Stock Units that became eligible to vest based on attainment of the Performance Goals and the Pro Rata Portion shall vest on the last day of the Performance Period, as long as you continue to be a Service Provider, as further described in paragraph 11 of the “Nature of Award” section below, through the last date of the Performance Period (the “Time-Based RSUs”). For the avoidance of any doubt, the Time-Based RSUs shall be subject to Section 14(c) of the Plan.
Settlement
For each vested Performance Stock Unit, you shall be entitled to receive (1) a number of whole Shares equal to the number of Performance Stock Units vesting on such vesting date, or (2) a cash payment equal to the product of the number of Performance Stock Units vesting on such vesting date and the Fair Market Value of one Share on such vesting date or (3) a combination of the foregoing at the Company’s discretion under the terms of the Plan. Such payment shall be made on or as soon as practicable following the date of vesting, but no later than the earlier of (i) 75 days following the end of the Performance Period or (ii) 60 days following a Change in Control if the Performance Stock Units vest pursuant to Section (3) of the “Vesting Schedule” section; provided, however, that if the Performance Stock Units constitute “non-qualified deferred compensation” that is subject to Section 409A of the Code and Change in Control does not constitute a “change in control event” within the meaning of the U.S. Treasury Regulations promulgated under Section 409A of the Code, the payment shall instead be made within the period set forth in subsection (i) above.
Forfeiture
Except as provided above under the heading “Vesting Schedule,” upon the date that you cease to be a Service Provider for any reason, all unvested Performance Stock Units shall be forfeited. The date you cease to be a Service Provider for purposes of the Award will be the date described in paragraph (11) of the “Nature of Award” section below.
Tax Obligations
You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Stock Units, including, but not limited to, the grant, vesting or settlement of the Performance Stock Units, the issuance of Shares (or the cash equivalent) upon settlement of the Performance Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of this Award or any aspect of the Performance Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to Tax-Related Items by one or a combination of the following:
(1)withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or
(2)withholding from proceeds of the sale of the Shares acquired upon vesting/settlement of the Performance Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or
(3)withholding in Shares to be issued upon vesting/settlement or from the cash payment received at settlement (if any) of the Performance Stock Units.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable withholding rates up to the maximum applicable rates in the applicable jurisdiction, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you agree to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares (or the cash equivalent) or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
Code Section 409A
The vesting and settlement of Performance Stock Units awarded pursuant to this Award Agreement are intended to qualify for the “short-term deferral” exemption from or comply with Section 409A of the Code. In furtherance of this intent, the provisions of this Award Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions. The Administrator reserves the right, to the extent the Administrator deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Performance Stock Units qualify for exemption from or comply with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical; provided, however, that the Company makes no representations that the Performance Stock Units will be exempt from, or compliant with, Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these Performance Stock Units. Nothing in this Award Agreement shall provide a basis for any person to take any action against the Company or any of its Subsidiaries or Affiliates based on matters covered by Section 409A of the Code, including the tax treatment of this Award Agreement, and neither the Company nor any of its Subsidiaries or Affiliates will have any liability under any circumstances to you or any other party if the Performance Stock Units that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Administrator with respect thereto.
Nature of Award
In accepting this Award, you acknowledge, understand and agree that:
(1)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(2)this Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(3)all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(4)this Award and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate, and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your Service Provider relationship at any time;
(5)you are voluntarily participating in the Plan;
(6)the Performance Stock Units and the Shares subject to the Performance Stock Units are not intended to replace any pension rights or compensation;
(7)unless otherwise agreed with the Company, the Performance Stock Units and the Shares subject to the Performance Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary or Affiliate of the Company;

(8)the Performance Stock Units and the Shares subject to the Performance Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(9)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(10)no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units resulting from termination of your relationship as a Service Provider;
(11)for purposes of the Award, your relationship as a Service Provider will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any); unless otherwise expressly provided in this Award Agreement or determined by the Company, your right to vest in the Performance Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the period during which you are considered a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be actively providing services while on a leave of absence);
(12)unless otherwise agreed with the Company, the Award and Shares subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Subsidiary or Affiliate; and
(13)neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the United States Dollar and your local currency (if different) that may affect the value of the Performance Stock Units or of any amounts due to you pursuant to the settlement of the Performance Stock Units or the subsequent sale of any Shares acquired upon settlement.

No Advice Regarding Award
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and agree that you should to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
No Shareholder Rights Prior to Settlement
You shall have no rights of a shareholder (including the right to distributions or dividends or to vote) unless and until Shares are issued pursuant to the terms of this Award Agreement.
Compliance with Law
Notwithstanding anything to the contrary contained herein, no Shares will be issued to you upon vesting of the Performance Stock Units unless the Shares subject to the Performance Stock Units are then registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. Further, no Shares will be issued until completion of any other applicable registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of any applicable governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. By accepting the Performance Stock Units, you agree not to sell any of the Shares received under this Award at a time when Applicable Laws or Company policies prohibit a sale.
Clawback Provision
The Performance Stock Units and any financial gain thereof will be subject to recoupment in accordance with any clawback policy adopted by the Company, including any clawback policy that is required to be adopted pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws.
Insider Trading Restrictions / Market Abuse Laws
You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares (e.g., Performance Stock Units) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  You acknowledge that it is your responsibility to comply with any applicable restrictions and that you should speak to your personal legal advisor on this matter.

Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other Performance Stock Unit Award materials ("Data") by and among, as applicable, the Employer, the Company and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number, passport number, or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to the Company’s designated broker/third party administrator for the Plan, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that, if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, the Company’s broker and any other third parties which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that, if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, or require any necessary amendments to Data, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your status as a Service Provider and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to award Performance Stock Units or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Entire Agreement
The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by you and the Company.
Governing Law/Venue
This Award of Performance Stock Units and this Award Agreement are governed by, and subject to, the internal substantive laws, but not the choice of law rules, of the State of California, U.S.A.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Award Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the State of California, U.S.A., and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, U.S.A., or the federal courts for the United States for the Northern District of California, and no other courts, where this Award is made and/or to be performed.
Language
If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Electronic Delivery and Participation
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Severability
The provisions of this Award Agreement (which includes the Appendix) are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Appendix
The Performance Stock Units shall be subject to any special terms and conditions for your country set forth in the Appendix. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country shall apply to you, unless the Company determines that the application of such terms and conditions is not necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Foreign Asset/Account Reporting Requirements; Exchange Controls
You acknowledge that your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledges that it is your responsibility to be compliant with such regulations, and you understand and agree to consult your personal legal advisor for any details.
Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement or of any subsequent breach by you or any other participant in the Plan.
BY YOUR SIGNATURE AND THE SIGNATURE OF THE COMPANY’S REPRESENTATIVE BELOW OR BY YOUR ACCEPTANCE OF THIS AWARD THROUGH THE COMPANY’S ONLINE ACCEPTANCE PROCEDURE, YOU AND THE COMPANY AGREE THAT THIS AWARD IS GOVERNED BY THE TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE APPENDIX. YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE APPENDIX, IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT, AND FULLY UNDERSTAND ALL PROVISIONS OF THE PLAN AND AWARD AGREEMENT, INCLUDING THE APPENDIX. YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS RELATING TO THE PLAN AND AWARD AGREEMENT, INCLUDING THE APPENDIX. YOU FURTHER AGREE TO NOTIFY THE COMPANY UPON ANY CHANGE IN YOUR RESIDENCE ADDRESS.

SERVICE PROVIDER:	TRIMBLE NAVIGATION LIMITED:

Signature	By

Print Name	Print Name

Residence Address	Title

SCHEDULE A –
TSR PERFORMANCE GOALS

1.    Target Number of Performance Stock Units (“Target TSR Units”): [●]

The actual number of Performance Stock Units that are eligible to vest in accordance with the Vesting Schedule of the Agreement shall be based on the attainment level of the Performance Goals set forth below, in accordance with the following formula:

▪For each Scoring Window (as set forth in Section 3 below), the product of (a) the Target TSR Units, multiplied by (b) the Installment Percentage (as set forth in Section 3 below), multiplied by (c) the Earned Percentage (as set forth in Section 4 below).

2.	Performance Period: [●] – [●], with three (3) different “Scoring Windows” as described below.

3.    Annual Scoring:

The Performance Stock Units are scored in three (3) Scoring Windows:

Scoring Window	Time Period	Installment Percentage
Window 1	[●] to [●]	33%
Window 2	[●] to [●]	33%
Window 3	[●] to [●]	34%

“Installment Percentage” shall mean the percentage set forth in the table above representing the portion of the Target TSR Units that is eligible to vest during the corresponding Scoring Window specified above based on the Earned Percentage applicable to the corresponding Scoring Window.

The attainment level of Total Shareholder Return (as defined below) shall be calculated at the end of each Scoring Window, at which time the formula in Section 1 of this Schedule A above shall be applied to determine the number of Performance Stock Units that become eligible to vest for each Scoring Window. Although the Performance Stock Units may become eligible to vest at the end of each Scoring Window based on the attainment level of the Performance goals, you will not vest in the Performance Stock Units unless you continue to be a Service Provider through the last day of the Performance Period, except as otherwise provided in the Vesting Schedule section of the Agreement.

4.    Performance Goals:

For each Scoring Window, the Earned Percentage of the Performance Stock Units shall be determined by the TSR Percentile Rank based on the comparison of the Total Shareholder Return of the Company against the Total Shareholder Return of all companies included in the S&P 500 at the beginning of the Scoring Window (excluding those companies that are not members of the S&P 500 or any new companies that become members of the S&P 500 as of the end of the Scoring Window).

“Total Shareholder Return” shall mean the quotient of (i) the Ending Stock Price of the applicable issuer’s shares at the end of the applicable Scoring Window minus the Beginning Stock Price of such issuer’s shares at the beginning of the Scoring Window plus assumed reinvestment as of the ex-dividend date of ordinary and extraordinary cash dividends, if any, paid by such issuer during the Scoring Window, divided by (ii) the Beginning Stock Price of such issuer’s Shares at the beginning of the Scoring Window. For each Scoring Window, TSR expressed as a formula shall be as follows:

TSR = (Ending Stock Price – Beginning Stock Price + Assumed Dividend Reinvestment) / Beginning Stock Price

The stock prices and cash dividend payments reflected in the calculation of Total Shareholder Return shall be adjusted to reflect stock splits during the applicable Scoring Window, and dividends shall be assumed to be reinvested in the relevant issuer’s shares for purposes of the calculation of Total Shareholder Return. Attainment among the TSR Percentile Ranking goals is subject to interpolation on a linear basis.

TSR Percentile Ranking	Earned Percentage
Maximum: 80th Percentile or higher	200%
Target: 50th Percentile or higher	100%
Threshold: 25th Percentile	50%
Below Threshold	0%

“Beginning Stock Price” shall mean the average of the closing prices of the applicable shares for the 60 trading days ending on the trading date immediately preceding the first day of the Performance Period.

“Ending Stock Price” shall mean the average of the closing price of the applicable stock for the 60 trading days up to and including the last day of the applicable Scoring Window.

APPENDIX TO

TRIMBLE NAVIGATION LIMITED
AMENDED AND RESTATED 2002 STOCK PLAN
GLOBAL PERFORMANCE STOCK UNIT
AWARD AGREEMENT

TERMS AND CONDITIONS

This Appendix, which is part of the Award Agreement, includes additional or different terms and conditions that govern the Performance Stock Units and that will apply to you if you are in one of the countries listed below. Unless otherwise defined herein, capitalized terms set forth in this Appendix shall have the meanings ascribed to them in the Plan or the Award Agreement, as applicable.

If you are a citizen or resident of a country other than the one in which you are currently working, and/or residing are considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the date of grant, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to you under these circumstances.

NOTIFICATIONS

This Appendix also includes information regarding securities, exchange control and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because such information may be outdated when you vest in this Award and/or sell any Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation. As a result, the Company is not in a position to assure you of any particular result. You, therefore, are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your particular situation.

Finally, if you are a citizen or resident of a country other than that in which you currently are working an/or residing, are considered a resident of another country for local law purposes or transfer employment and/or residency to a different country after the date of grant, the information contained herein may not apply in the same manner to you.
CANADA
TERMS AND CONDITIONS
Settlement. The following provision replaces the “Settlement” section of the Award Agreement:
For each vested Performance Stock Units, you shall be entitled to receive a number of Shares equal to the number of Performance Stock Units vesting on such vesting date. Such payment in the form of Shares shall be made as soon as practicable, but no later than 60 days, following the date of vesting.
The discretion to settle the Performance Stock Units in cash as described in the Award Agreement and the Plan is not applicable to Performance Stock Units granted to Service Providers in Canada.
Nature of Award. The following provision replaces paragraph (11) of the “Nature of Award” section of the Award Agreement:
For purposes of the Award, your relationship as a Service Provider will be considered terminated as of the earliest of (a) the date that your relationship as a Service Provider with the Company or one of its Subsidiaries or Affiliates is terminated; (b) the date on which you receive a written notice of termination of your relationship as a Service Provider, regardless of any notice period or period of pay in lieu of such notice required under any employment law in the country where you reside (including, but not limited to, statutory law, regulatory law and/or common law), even if such law is otherwise applicable to your benefits from the Employer; and (c) the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any); unless otherwise expressly provided in this Award Agreement or determined by the Company, your right to vest in the Performance Stock Units under the Plan, if any, will terminate as of such date; the Administrator shall have the exclusive discretion to determine when you are no longer a Service Provider for purposes of your Award.
The following provisions apply if you are in Quebec:
Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir expressement souhaité que la convention [“Award Agreement”], ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy. The following provision supplements the “Data Privacy” section of the Award Agreement:
You hereby authorize the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. You further authorize the Company, the Employer, any Subsidiary or Affiliate and the Company’s designated broker/third party administrator for the Plan (or such other stock plan service provider that may be selected by the Company to assist with the implementation, administration and management of the Plan) to disclose and discuss such information with their advisors. You also authorize the Company, the Employer and/or any Subsidiary or Affiliate to record such information and to keep such information in your employment file.
NOTIFICATIONS
Securities Law Information. You are permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Global Select Market.
Foreign Asset/Account Reporting Information. Foreign property, including Shares and rights to receive Shares (e.g., Performance Stock Units), must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds CAD100,000 at any time during the year. Unvested Performance Stock Units must be reported - generally at a nil cost - if the CAD100,000 cost threshold is exceeded because of other foreign property you hold. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares.
FINLAND
There are no country-specific terms and conditions.
FRANCE
TERMS AND CONDITIONS
Performance Stock Units Not Tax-Qualified. You understand that this Award is not intended to be French tax-qualified.
Consent to Receive Information in English. By accepting the grant of Performance Stock Units and the Award Agreement, which provides for the terms and conditions of your Performance Stock Units, you confirm having read and understood the documents relating to this Award, which were provided to you in English. You accept the terms of those documents accordingly.
En acceptant cette attribution gratuite d’actions et ce contrat qui contient les termes et conditions de vos actions gratuites, vous confirmez avoir lu et compris les documents relatifs à cette attribution qui vous ont été transmis en langue anglaise. Vous acceptez ainsi les conditions et termes de ces documents.
NOTIFICATIONS
Foreign Asset/Account Information. If you hold securities outside of France (including Shares acquired under the Plan) or maintain a foreign bank account, you are required to report the maintenance of such to the French tax authorities when filing your annual tax return.
NEW ZEALAND
There are no country-specific terms and conditions.
UNITED STATES
There are no country-specific terms and conditions.